                                                                    EXHIBIT 99.1

[GRAHAM ENGINEERING ANSWERS LOGO]                                   NEWS RELEASE

GRAHAM CORPORATION 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION REPORTS FOURTH QUARTER 2005 SALES INCREASE 37.5%

IMPROVING DEMAND DRIVEN BY THREE GLOBAL TRENDS:

      -     INCREASING NUMBER OF OIL REFINERIES

      -     ADDITION OF SYSTEMS TO TREAT HEAVY CRUDE OIL

      -     GROWING NUMBER OF PETROCHEMICAL PROCESSING PLANTS

DEMAND ALSO POSITIVELY IMPACTED BY EPA REGULATIONS FOR LOWER SULFUR TRANSPORTATION FUEL

BATAVIA, NY, June 06, 2005 - Graham Corporation (AMEX: GHM), a global designer, manufacturer, and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers for the oil refining, petrochemical and power generation industries, today reported results for the fourth quarter and fiscal year ended March 31, 2005. Sales for the fourth quarter were up 37.5% to $13.2 million compared with $9.6 million in the same period last year. Income from continuing operations for the fourth quarter was $743 thousand compared with $140 thousand in the same period last year. Diluted earnings per share from continuing operations of $0.42 were up $0.34 compared with $0.08 from the prior year.

Sales were driven by the increasing global demand for oil and oil by-products. This demand, coupled with higher prices on sweet crude oil, has caused refineries and petrochemical plants to invest in new plants and upgrades of existing plants around the world in order to use lower cost heavy sulfur crude as their raw material source. Additionally, with Environmental Protection Agency standards in the U.S. requiring lower sulfur content in transportation fuel beginning in 2006, refineries are upgrading their processing facilities to address improved sulfur reduction. Graham's global presence and its reputation for providing quality, reliable engineered systems in these fields have driven demand for its ejectors and condensers.

Gross margins for the quarter were 25%, up from 18.7% in the fourth quarter last year, reflecting operating leverage on higher volume, increased prices and improved product mix. Selling, general & administrative expenses remained flat on an absolute basis at $1.8 million, but declined to 13% of sales in the fourth quarter of 2005 compared with 19% in the fourth quarter of 2004. Operating margins from continuing operations for the fourth quarter were 11%, an improvement from a negative 0.8% in the fourth quarter of last year.

Bill Johnson, President and CEO of Graham Corporation commented, "Our growth in sales for the fourth quarter reflects the overall increase in demand for Graham's engineered products that has been growing over the last year and, specifically, in the last half of fiscal 2005. Also during the year, we were able to increase prices in order to better address rising material costs and improve margins."

                                    - MORE -

GRAHAM CORPORATION REPORTS FOURTH QUARTER 2005 SALES INCREASE 37.5%
JUNE 06, 2005

DISCONTINUED OPERATIONS

The Company announced on March 15, 2005 that the Board of Directors approved a plan to dispose of its U.K. pump manufacturing operations. The loss associated with the disposal is reflected in the consolidated statement of operations as a discontinued operation. Prior reporting periods have been restated to reflect the U.K. operations separately from continuing operations. When considering the discontinued operations, the net loss for the fourth quarter was $2.3 million, or a loss of $1.31 per diluted share.

Graham will continue to provide quality pumps and engineered vacuum pump systems to its global customers, engineering procurement contractors and technology licensors.

2005 REVIEW

For the fiscal year ended March 31, 2005, sales were $41.3 million, up from $37.5 million for a 10% increase from the previous fiscal year. Higher revenue for fiscal 2005 includes increased sales for ejectors and condensers to the oil refining and petrochemical processing industries and higher demand for heat transfer products. Gross margins for fiscal 2005 were 18% compared with 16% for the previous year. Gross margins in the second half of 2005 were 24% compared with 15% for the first half of the year reflecting improved product mix and operating leverage.

Income from continuing operations for fiscal 2005 was $296 thousand or $0.17 per diluted share. This compares with a loss of $832 thousand or $0.51 per diluted share, for the year ended March 31, 2004. After recognition of the loss from discontinued operations for its U.K. subsidiaries of $3,202 thousand, the Company incurred a net loss for fiscal 2005 of $2,906 thousand, or $1.69 per diluted share. This compares with a net loss of $1,161 thousand for the year ended March 31, 2004, after recognition of the loss from U.K. discontinued operations of $329 thousand.

Graham's long-term debt obligations at the end of fiscal 2005 were $44 thousand, down from $93 thousand at the end of fiscal year 2004. Cash and cash equivalents at year end were $724 thousand. Capital expenditures for the year were $224 thousand compared with $249 thousand in the previous year.

OUTLOOK

Orders received in the fourth quarter of fiscal 2005 were $13.3 million compared with $10.3 million in the fourth quarter of 2004, a 29% increase. Fiscal year 2005 orders were $49.9 million, up 47% from the previous fiscal year. Approximately one-quarter of the increase was attributed to improved demand for condensers for petrochemical and refinery work. Approximately one-quarter of the increase related to ejector systems for refinery of ultra-low sulfur diesel, heavy crude feed stock and general capacity expansion projects. The remainder of increased demand was spread across other traditional markets, such as power, HVAC and general industrial. Domestic orders were up 49% and exports have increased 46% over fiscal 2004.

As of March 31, 2005, backlog was $22.4 million compared with $13.5 million at 2004 fiscal year-end. Approximately 44% of the backlog can be attributed to equipment for refinery work, 22% to petrochemical projects and 16% to power generation projects. Approximately 37% of the backlog will be delivered to North America, 32% to Asia and 11% to Middle Eastern markets. Profit margins on orders in backlog have improved due to price increases and an improved product mix.

GRAHAM CORPORATION REPORTS FOURTH QUARTER 2005 SALES INCREASE 37.5%
JUNE 06, 2005

Bill Johnson further added, "Our global opportunities have significantly improved. The convergence of a number of different economic drivers for our primary industries around the world is creating excellent opportunities for Graham for the immediate future. Our strategic development of a global sales representative network and establishment of sales operations in the U.K., serving Europe and the Middle East, and in China, serving all of Asia, will enable us to build Graham's customer base and expand our market share."

He went on to say, "We have more than sufficient manufacturing capacity to meet the continued growth in demand. In 2006, we plan approximately $2.0 million in capital expenditures of which a substantial portion will be directed to both hardware and software for information management and engineering design systems. Our objective is to increase our engineering capacity without increasing the number of engineers on staff. Expanded engineering capacity will enable us to readily address the increasing volume of inquiries we are receiving for the Company's products."

Graham is considering the possible sale of 99,000 shares of stock held in treasury to finance capital spending and general working capital needs in fiscal 2006, in addition to cash generated from operations.

WEBCAST AND CONFERENCE CALL

Graham will host a Fourth Quarter conference call on June 15, 2005 at 8:30 a.m. ET. The call can be accessed via a live webcast at www.graham-mfg.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. The teleconference can be accessed by calling (877) 407-9039 approximately 5 - 10 minutes prior to the call.

A replay of the call will be available through June 22, 2005 at 11:59 p.m. ET at
(877) 660-6853, by entering account number 3055 and conference ID number 156662. An archive of the webcast and a transcript of the teleconference will also be available at www.graham-mfg.com.

ABOUT GRAHAM CORPORATION

A worldwide leader in vacuum technology, Graham designs and builds vacuum and heat transfer systems for oil refining, petrochemical processing and power generation industries. Graham's vacuum ejectors and pumps, condensers and heat exchangers are sold either as components, or as complete systems, to end users, engineering procurement contractors, technology licensors or independent distributors around the world.

More information regarding Graham can be found at its website:
www.graham-mfg.com

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include the success of Grahams' sales operations in Europe and in China, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, the ability to improve its cost competitiveness, customer preferences and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

GRAHAM CORPORATION REPORTS FOURTH QUARTER 2005 SALES INCREASE 37.5%
JUNE 06, 2005

FOR MORE INFORMATION CONTACT:
J. Ronald Hansen, Vice President Finance and CFO
Phone:(585)343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone:(716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW.

GRAHAM CORPORATION REPORTS FOURTH QUARTER 2005 SALES INCREASE 37.5%
JUNE 06,2005

                               GRAHAM CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                (Unaudited)
                                                             THREE MONTHS ENDED             YEAR ENDED
                                                          -----------------------   -------------------------
($ in thousands, except per share data)                   3/31/2005     3/31/2004*   3/31/2005      3/31/2004*
----------------------------------------                  ----------   ----------   -----------    ----------
Total revenue                                             $   13,198   $    9,645   $    41,333    $   37,508
  Cost of products sold                                        9,964        7,846        33,793        31,618
  Selling, general and administrative                          1,778        1,873         7,691         7,805
                                                          ----------   ----------   -----------    ----------
Operating income                                               1,456          (74)         (151)       (1,915)
  Interest expense                                                14            6            33            46
  Other income                                                     0            0        (1,592)         (522)
  Other expense                                                  401            0         1,049             0
                                                          ----------   ----------   -----------    ----------
Income (Loss) from continuing operations before
income taxes                                                   1,041          (80)          359        (1,439)
  Income tax expense (benefit)                                   298         (220)           63          (607)
                                                          ----------   ----------   -----------    ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                         743          140           296          (832)
                                                          ----------   ----------   -----------    ----------
(Loss) from discontinued operations net of tax (benefit)
of $(1,331) and $(38) for the 2005 and 2004 quarters,
respectively, and $(1,420) and $(167) for 2005 and
2004, respectively.                                           (3,034)         (56)       (3,202)         (329)
                                                          ----------   ----------   -----------    ----------
NET INCOME (LOSS)                                         $   (2,291)  $       84   $    (2,906)   $   (1,161)
                                                          ----------   ----------   -----------    ----------

Earnings (Loss) per share from continuing operations

    Basic                                                 $     0.44   $     0.08   $      0.17    $    (0.51)
    Diluted                                               $     0.42   $     0.08   $      0.17    $    (0.51)
Earnings (Loss) per share
    Basic                                                 $    (1.35)  $     0.05   $     (1.73)   $    (0.71)
    Diluted                                               $    (1.31)  $     0.05   $     (1.69)   $    (0.71)
Weighted average shares outstanding
    Basic                                                  1,693,692    1,691,075     1,681,990     1,646,701
    Diluted                                                1,751,414    1,685,027     1,716,698     1,646,701

*2004 RESTATED TO REFLECT DISCONTINUED OPERATIONS AND THE CHANGE IN ACCOUNTING FOR REVENUE RECOGNITION

GRAHAM CORPORATION REPORTS FOURTH QUARTER 2005 SALES INCREASE 37.5%
JUNE 06, 2005

                               GRAHAM CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                                          YEAR ENDED MARCH 31,
($ in thousands)                                            2005       2004*
----------------                                          --------   --------
ASSETS:
Cash                                                      $    724   $    467
Investments                                                  1,993      5,296
Net accounts receivable                                     10,026      8,950
                                                             3,620         --
Inventories                                                  4,823      6,984
Other current assets                                           903      2,710
                                                          --------   --------
  Total current assets                                      22,089     24,407
Property, plant and equipment, net                           7,649      9,227
Deferred income taxes                                        3,747      2,048
Other assets                                                    44         58
                                                          --------   --------
   TOTAL ASSETS                                           $ 33,529   $ 35,740
                                                          ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term debt and current maturities on long-term debt  $  1,920   $  1,969
Accounts payable                                             3,374      3,230
Accrued compensation - current                               2,802      3,866
Accrued expenses and other liabilities                       1,494      1,562
Customer deposits                                            1,295      2,128
                                                          --------   --------
  Total current liabilities                                 10,885     12,755
Long-term debt                                                  44         93
Accrued compensation                                           213        239
Accrued pension and postretirement benefits                  5,445      4,413
Other liabilities                                              364        138
                                                          --------   --------
   TOTAL LIABILITIES                                        16,951     17,638
                                                          --------   --------
Common stock                                                   180        176
Capital in excess of par value                               5,553      5,097
Retained earnings                                           14,082     17,322
Accumulated other comprehensive loss:
  Minimum pension liability adjustment                      (1,698)    (1,456)
  Cumulative foreign currency translation adjustment                   (1,452)
                                                          --------   --------
                                                            18,117     19,687
Less treasury stock (99,123 shares in 2005 and 2004)        (1,385)    (1,385)
Less notes receivables from officers and directors            (154)      (200)
                                                          --------   --------
   TOTAL SHAREHOLDERS' EQUITY                               16,578     18,102
                                                          --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $ 33,529   $ 35,740
                                                          ========   ========

*2004 RESTATED TO REFLECT THE CHANGE IN ACCOUNTING FOR REVENUE RECOGNITION BUT NOT RESTATED TO REFLECT DISCONTINUED OPERATIONS

GRAHAM CORPORATION REPORTS FOURTH QUARTER 2005 SALES INCREASE 37.5%
JUNE 06, 2005

                               GRAHAM CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                          YEAR ENDED MARCH 31,
($ in thousands)                                            2005       2004*
----------------                                          --------   --------
Operating activities:
  Income from continuing operations                       $    296   $   (832)
    Depreciation and amortization                              780        793
    Non cash other (income) expense                           (846)      (522)
    Net change in accounts receivable                       (3,249)    (1,405)
    Net change in unbilled revenue                          (3,620)
    Net change in accounts payable                           1,266     (1,557)
    Net change in other operating assets and liabilities       979      2,258
                                                          --------   --------
NET CASH (USED) BY OPERATING ACTIVITIES                     (4,394)    (1,265)
Investing activities:
    Purchase of investments                                 (8,462)   (13,209)
    Redemption of investments at maturity                   11,803     14,408
    Other investing activities                                  46        349
    Capital expenditures                                      (224)      (249)
                                                          --------   --------
NET CASH PROVIDED BY INVESTING ACTIVITIES                    3,163      1,299
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES             1,884        (91)
                                                          --------   --------
Net cash (used) provided by discontinued operations           (396)       301
Effect of exchange rate on cash                                  0          6
                                                          --------   --------
Net increase in cash                                           257        250
Cash at beginning of the year                                  467        217
                                                          --------   --------
Cash at end of period                                     $    724   $    467
                                                          ========   ========

*2004 RESTATED TO REFLECT DISCONTINUED OPERATIONS AND THE CHANGE IN ACCOUNTING FOR REVENUE RECOGNITION

                               GRAHAM CORPORATION
                       OTHER DATA (CONTINUING OPERATIONS)
                                   (unaudited)

($ in thousands)           FOR THE QUARTER ENDED             FOR THE YEAR ENDED
                                                                                    % INCREASE/
                   3/31/2005     12/31/2004    3/31/2004   3/31/2005   3/31/2004   (DECREASE)
                  ------------  ------------  -----------  ----------  ----------  -----------
ORDERS            $     13,333  $     13,953  $    10,261  $   49,857  $   33,826           47%

                   3/31/2005     12/31/2004    3/31/2004
                  ------------  ------------  -----------
BACKLOG           $     22,376  $     22,145  $    13,482

                                     - END -